Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Avangrid Renewables, LLC, an Oregon limited liability company (the “Company”) and a wholly-owned subsidiary of Avangrid, Inc., and Alejandro de Hoz Garcia Bellido (the “Executive”) as of May 18, 2021, and shall be effective as of May 18, 2021.
1.Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.
2.Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, until Executive’s employment is terminated in accordance with the terms of this Agreement (the “Term”).
3.Term of Agreement. The Term will commence on the date hereof and continue until the Date of Termination (as defined below).
4.Position and Duties. The Executive shall serve as President and Chief Executive Officer of Avangrid Renewables, LLC and such other positions as may be assigned from time to time by the Company, and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Company. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that Executive may serve on the boards of directors of profit or not-for-profit organizations with the consent of the Company, such consent not to be unreasonably withheld, and may attend to his personal affairs, provided in each case that such activities do not unreasonably interfere with the performance of his duties hereunder or cause a conflict of interest. Executive shall be based in the Company’s offices in Boston, Massachusetts. The Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations.
5.Compensation and Related Matters.
5.1. Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) during the period of the Executive’s employment hereunder, which shall be Four Hundred Thousand Dollars ($400,000.00) per annum. The Base Salary shall be paid in accordance with the Company’s standard payroll practices. The Base Salary shall be reviewed for possible increase on an annual basis and shall not be decreased during the Term.
5.2. Annual Bonus. During the Term, Executive shall be eligible to participate in the Company’s Executive Variable Pay plan (the “EVP”). Executive’s EVP opportunity at target for each year during the Term shall be equal to 65% of his Base Salary at the beginning for such year, and the maximum opportunity shall be equal to130% of the Base Salary.
5.3.    Long-Term Incentive. Executive shall be eligible to participate in the 2020 – 2022 Avangrid Long-Term Incentive Plan and any successor thereto (the “LTIP”).

5.4.    Benefits. Executive shall participate in the Company’s 401(k) Plan and welfare plans, including but not limited to the Company’s medical insurance program, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
5.5. Expenses. Upon presentation of adequate documentation to the Company, the Executive shall receive prompt reimbursement from the Company for all reasonable and customary business expenses incurred by the Executive in accordance with the Company’s policies in performing services hereunder.
5.6. Retention Bonus. In addition to the payments and benefits described above, as a special inducement to Executive to enter into this Agreement with the Company, Executive will receive a one-time lump sum cash bonus payment, subject to Executive’s continued employment through March 31, 2022, equal to 50% of Executive’s 2021 EVP calculated based on the Company’s actual performance for the 2021 performance period on the first regular payroll pay date following March 31, 2022.
6.Compensation Related to Disability. During any period during the Term that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s Base Salary to the Executive, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement in which the Executive participated at the beginning of such period, until the Executive returns to work or his employment is terminated; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive under disability benefit plans of the Company or under the Social Security disability insurance program, to the extent such amounts were not previously applied to reduce any such Base Salary payment.
7.Compensation Related to Termination.
7.1. Termination by the Company Without Cause or by Executive for Good Reason. If the Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) a lump sum payment, payable within sixty days after the Date of Termination and Executive’s execution of a release as described in Section 7.6 and expiration of any applicable revocation period contained within any such release, equal to the sum of (i) the Base Salary at the rate in effect at the time the Notice of Termination is given; (ii) Executive’s EVP for that year based on the Company’s actual performance as measured during the ordinary annual performance for all executives participating in the EVP and paid at the time when all other executives participating in the EVP shall receive their respective EVP; (iii) Phantom Share Units previously granted to Executive, which shall continue to vest for one-full year following the Notice of Termination and be paid at the time when all other Phantom Share Units shall be paid in accordance with the terms of the Phantom Share Unit Agreement between Executive and the Company; and (iv) LTIP awards previously granted to Executive, which shall continue to vest through the Restricted Period and be paid at the time when all other LTIP awards shall be paid in accordance with the terms of the applicable plan; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company and in which Executive participated as of the Date of Termination.
7.2.    Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. Notwithstanding the foregoing, if Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason within one year following a Change in Control and any payment or benefit received or to be received by Executive (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the amounts payable under Section 7.1 shall be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Executive after taking into account the Excise Tax and any additional taxes the Executive would pay if such payments and benefits were not reduced. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by a certified public accountant (or other professional with recognized expertise regarding Code Sections 280G and 4999) selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. The reduction of payments, if applicable, shall be effected in the following order (unless the Executive, to the extent permitted by Section 409A of the Code, elects another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments, and (iv) acceleration of vesting of equity awards.
7.3. Termination by Reason of Executive’s Death or Disability. If the Executive’s employment shall be terminated during the Term by reason of the Executive’s death or Disability, Executive shall be entitled to receive (a) the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company during such period and in which Executive participated as of the Date of Termination.
7.4. Termination by Executive Without Good Reason or by Reason of Executive’s Retirement. If the Executive’s employment shall be terminated during the Term by the Executive Without Good Reason or by Reason of Executive’s Retirement, Executive shall be entitled to receive (a) the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; (b) subject to Executive’s execution of a release as described in Section 7.6 and expiration of any applicable revocation period contained within any such release, (i) Executive’s EVP for that year, pro-rated and paid through the Executive’s Date of Termination and based on the Company’s actual performance as measured during the ordinary annual performance for all executives participating in the EVP and paid at the time when all other executives participating in the EVP shall receive their respective EVP; and (ii) continued vesting of a pro-rata portion of the Phantom Share Units previously granted to Executive, which shall vest through the Date of Termination and be paid at the time when all other Phantom Share Units shall vest in accordance with the terms of the Phantom Share Unit Agreement between Executive and the Company; and (d) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company during such period and in which Executive participated as of the Date of Termination.
7.5 Termination by the Company for Cause. If the Executive’s employment shall be terminated during the Term by the Company for Cause, Executive shall be entitled to receive (a) the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company during such period and in which Executive participated as of the Date of Termination.
7.6. No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 7, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 7 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in which the release of claims provisions will be substantially consistent with the release of claims provisions set forth on Exhibit A attached hereto. The Company shall provide such release to Executive not more than fifteen days after issuance of the Notice of Termination. Notwithstanding anything contained in this Agreement to the contrary, the payment of any amounts to the Executive pursuant to the Regulation for Iberdrola Group Project Incentive Framework (Project Bonus) dated July 5, 2019 (the “Project Bonus Framework”) shall be in accordance with and remain solely governed by the terms and conditions set forth in the Project Bonus Framework.
8.    Termination Procedures.
8.1. Notice of Termination. During the Term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by

Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.
8.2. Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive’s duties during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not (except in the case of a termination for Cause) be less than thirty or more than sixty days from the date such Notice of Termination is given.

9.    Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.
9.1. No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company, such approval not to be unreasonably withheld; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.
9.2.    Noncompetition; Nonsolicitation.
(a)Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company, and (ii) the Restricted Period, Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business doing business or attempting to do business in the Restricted Area (each as defined below), provided that the provisions of this Section 9.2(a) will not be deemed breached merely because Executive owns less than 2% of the outstanding common stock of a publicly-traded company.
(b)In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment and (ii) the period beginning on the Date of Termination and ending one year thereafter, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any vendor or distributor of the Company or any of its affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any vendor or distributor of the Company or any affiliate to cease doing business or to reduce the amount of business which such customer, vendor or distributor has customarily done or contemplates doing with the Company or such affiliate.
(c)    Executive understands that the provisions of this Section 9.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 5 and 7 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

9.3. Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates, including without limitation trade secrets (as that term is defined in Conn. Gen. Stat. § 35-51(d)) and/or competitively sensitive business or professional information. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any Proprietary Information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law.
9.4.    Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any Proprietary Information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.
9.5. Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.
9.6. Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and Proprietary Information, any violation by him of any of the undertakings contained in this Section 9 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 9. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 9 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
10.    Indemnification. During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company or its affiliates, the Company shall indemnify the Executive (other than in connection with the Executive’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors.
11.    Successors; Binding Agreement.
11.1. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company. The Company may assign this Agreement, without Executive’s prior consent, to any person or entity that acquires all or a substantial part of the business and/or assets of the Company or any subsidiary thereof to which Executive regularly provides services, provided in each case that such entity expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
11.2. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
12.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Avangrid Renewables, LLC
180 Marsh Hill Road
Orange, CT 06477
Attention: Chief Human Resources Officer

To the Executive:
Alejandro de Hoz Garcia Bellido
9 Sherman Street, Medford, MA 02155
alejandro.dehoz@gmail.com

13.    Miscellaneous.
13.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.
13.2. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.
13.3. This Agreement, together with the EVP, Phantom Share, LTIP, Project Bonus Framework and any other agreement referenced herein (as modified by the Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment except as specifically referenced herein. For purposes of clarification, any obligation of Executive to reimburse or repay the Company for its attorney’s fees incurred to assist Executive with immigration, including pursuit of his lawful permanent residency, is canceled and extinguished.
14.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
16.    Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing. Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment shall be settled exclusively by arbitration in New Haven County, Connecticut in accordance with the Employment Arbitration Rules of the American

Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company and any affiliate thereof shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce the provisions of Section 9 of this Agreement. For purposes of seeking enforcement of Section 9, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in New Haven County, Connecticut. In connection with any arbitration or litigation dispute (including any appeal or enforcement proceedings related to any such dispute) arising out of or related to this Agreement, the party substantially prevailing in the matter shall be entitled to recover from the other party his or its reasonable attorneys’ fees and costs incurred in connection with such dispute.
17.    Withholding; Section 409A of the Code. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid under this Agreement, including, without limitation, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance and regulations. It is intended that this Agreement will comply with Section 409A and all regulations and guidance issued thereunder to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding anything in this Agreement to the contrary, in the event Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), to the extent delayed payment of any amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such payments shall not be made prior to the date that is six months after the date of Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the definition of “separation from service” for purposes of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
18.    Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

(A)“Affiliates” shall mean all direct and indirect parent companies and affiliates of the Company, including without limitation Iberdrola S.A. and Avangrid and their respective affiliates.
(B)“Avangrid” shall mean Avangrid, Inc.
(C)“AVANGRID Group” shall mean Avangrid and the Company, as well as any entity that directly, or indirectly through one or more intermediaries, controls, are controlled by, or are under common control with, Avangrid and/or the Company.
(D)“Base Salary” shall have the meaning stated in Section 5.1 hereof.
(E)“Board” shall mean the Board of Directors of Avangrid.
(F)“Cause” for termination by the Company of the Executive’s employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or Executive’s resignation for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties, and Executive’s failure to cure such failure within fifteen (15) days of the delivery of such written demand, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries or affiliates, monetarily or otherwise; or (iii) the Executive’s conviction, or a plea of guilty or nolo contendere to a felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. An error in judgment or negligence by Executive shall not be considered to be “willful.” Failure to meet performance standards or objectives of the Company shall not constitute Cause for purposes hereof.
(G)“Change in Control” shall mean the closing of an event qualifying as a change in ownership of the Company, Avangrid, or Iberdrola S.A. or a change in ownership of assets of the Company, Avangrid, or Iberdrola S.A. that have a total gross fair market value equal to or more than eighty percent of the total gross fair market value of all of the assets of, as applicable, the Company, Avangrid, or Iberdrola S.A. immediately before such event, in each case within the meaning of Treasury Regulation Section 1.409A-3(i)(5); provided, however, that no such transfer of ownership or assets to a direct or indirect subsidiary or affiliate of Iberdrola S.A. shall constitute a Change in Control.
(H)“Company” shall mean Avangrid Renewables, LLC and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(I)“Competing Business” shall mean any business (including, without limitation, power producers, generators, developers, power marketers or traders), co-operative, or energy provider of any kind that directly or indirectly competes with the Company’s projects, development efforts, or businesses or planned future projects, development efforts, or businesses related to offshore wind as defined within the approved strategic plan of the Company, or with the businesses or planned future businesses as defined within the approved strategic plan of the Company's affiliates as of the Date of Termination. For the avoidance of doubt, a business that is an affiliate of a Competing Business, but that does not engage directly or indirectly in offshore wind activity are excluded from the definition of Competing Business; provided, that Executive does not provide any services or act as a consultant to, be associated with, or otherwise render services or advice to or on behalf of, the Competing Business.
(J)“Date of Termination” shall have the meaning stated in Section 8.2 hereof.
(K)“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of at least six months within any twelve month period, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
(L)“Executive” shall mean the individual named in the first paragraph of this Agreement.
(M)“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent), of any of the following acts by the Company, unless such act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) a material and ongoing diminution of Executive’s title, duties, responsibilities, or authorities; (ii) a material diminution of Executive’s Base Salary, unless such reduction is consistent with a general reduction of compensation rates of all executives or all employees of the Company; (iii) a requirement by the Company that Executive relocate his principal place of employment by more than fifty miles; or (iv) any other action or inaction by the Company that constitutes a material breach of this Agreement, including (1) a failure to include the Executive in the management compensation programs then in effect on substantially the same terms and conditions as that applicable to other officers or similarly situated executives of the AVANGRID Group, or (2) a failure to continue the Executive’s participation in the material benefit plans of the AVANGRID Group (other than any pension plan) on substantially the same basis as that applicable to other officers or similarly situated executives of the AVANGRID Group. For the avoidance of doubt, the appointment of a President below the level of and reporting to the Chief Executive Officer and assignment to such person of duties appropriate for such position, or the appointment of other executives below the level of Chief Executive Officer, shall not constitute Good Reason.
(N)“Notice of Termination” shall have the meaning stated in Section 8.1 hereof.
(O)“Proprietary Information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) information concerning the transactions or relations of any vendor or distributor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be Proprietary Information. The term “Proprietary Information” shall not include information that is or becomes generally available to and known by the public or information that was known to Executive prior to the commencement of his employment with the Company or its affiliates or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).
(P)“Restricted Area” shall mean North America.
(Q)“Restricted Period” shall mean the period commencing on the Date of Termination and ending six months thereafter.
(R)“Term” shall have the meaning stated in Section 3 hereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

By: /s/Peter T. Church
Name: Peter T. Church
Title: Chief Human Resources Officer
Date: May 18, 2021

By: /s/Alejandro de Hoz Garcia Bellido
Name: Alejandro de Hoz Garcia Bellido
Date: May 18, 2021

Exhibit A

Release of Claims

In consideration for the compensation and other consideration set forth above, you for yourself and your heirs, executors, administrators, successors, assigns and trustees, and anyone claiming for or through you (collectively, the “Releasors”) hereby fully waive, release, give up and forever discharge the Company, including, without limitation, all of the Company’s and Avangrid, Inc.’s affiliates including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Releasees”), of and from any and all rights, liability, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning such employment, or the termination of that employment and any other matter arising before the date of this Agreement.

You acknowledge and understand that by entering into this Agreement you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment.

This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state, federal, or local laws, including the Oregon Equality Act (Oregon Revised Statutes Chapter 659A); Oregon Revised Statutes Chapter 659; the Oregon Family Leave Act; the Oregon Military Family Leave Act; the New York State Human Rights Law; the New York Labor Law (including, but not limited to, the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York State Human Rights Law; Section 125 of the New York Workers’ Compensation Law; the New York City anti-discrimination law, N.Y.C. Admin Code §§ 8-107, et seq. the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq.; Connecticut’s whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a; the Maine Whistleblower Protection Act; the Maine Human Rights Act; ERISA, 29 USC § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 USC § 2000e et seq. as amended; the Pregnancy Discrimination Act; the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Labor Management Relations Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; and Executive Order 11246, all as amended, including any regulations or guidelines thereunder, and any other applicable or analogous state or federal law or statutory, local or common law regulating employment including claims for retaliation, wrongful discharge, contract and tort claims, and any and all claims under any other federal, state or local labor law, civil rights law, fair employment practice law, or human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, violation of public policy, breach of contract, breach of implied covenant of good faith and fair dealing, personal injury, mental anguish, injury to health and/or personal reputation, prima facie tort, and any other claim arising out of your employment with or the termination of your employment with the Company, or under any other facts or circumstances whatsoever, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs, which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the execution date of this Agreement, against any of the Releasees.

Exceptions to Release

Notwithstanding the foregoing, you do not waive your right to (i) any rights and obligations under this Agreement, (ii) any claim to enforce your non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended), as of the date of termination of your employment, under applicable retirement or pension plans; (iii) any rights, if any, to a defense or indemnification from the Company or its insurers for actions you took or failed to take during your employment with the Company; (iv) claims to enforce rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to continue group health coverage; (v) claims based on events which occur after the date on which you sign this Agreement or (vi) any claims that cannot be waived by law or private agreement.

This Agreement will not affect either party’s ability to challenge the enforceability of this Agreement under the Older Workers’ Benefit Protection Act.

The Company expressly reserves its right of action for any discovered tort claims against you relating in any way to your employment with the Company or the termination of that employment and any other matter arising before the date of this Agreement.

In addition, nothing in this Release prevents you from filing a charge or complaint, reporting to, cooperating with, communicating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the United States Department of Labor, the National Labor Relations Board, or other similar federal, state or local agency (the “Government Agencies”), or from taking any action protected under the whistleblower provisions of any federal or state law (“Protected Activities”), none of which activities shall constitute a breach of the release or any other non-disparagement or confidentiality clauses to which you may have agreed to comply. You acknowledge and agree, however, that you are waiving your right to seek or accept any damages, relief, monetary recovery or award in any proceeding before any of the Government Agencies as that term is defined herein, and in any proceeding involving any alleged Protected Activities as that term is defined herein. You understand that in connection with any Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information to any parties other than the Government Agencies.